                                                                    EXHIBIT 2.1


                          PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                        AMOCO PRODUCTION COMPANY, SELLER

                                      AND

                        COHO ACQUISITIONS COMPANY, BUYER

                                     INDEX

Article 1.      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

Article 2.      SALE AND PURCHASE
     2.1        Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12

Article 3.      PURCHASE PRICE, DEPOSIT AND PREFERENTIAL RIGHTS
     3.1        Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
     3.2        Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
     3.3        Preferential Rights To Purchase . . . . . . . . . . . . . . . . . . . . . .      12

Article 4.      REVIEW OF RECORDS
     4.1        Review of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
     4.2        Alleged Defects . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
     4.3        Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
     4.4        Limitation on Cash Purchase Price Adjustments   . . . . . . . . . . . . . .      15

Article 5.      INSPECTION OF PREMISES
     5.1        Inspection of Premises  . . . . . . . . . . . . . . . . . . . . . . . . . .      15
     5.2        Alleged Adverse Conditions  . . . . . . . . . . . . . . . . . . . . . . . .      15
     5.3        Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
     5.4        Limitation on Cash Purchase Price Adjustments   . . . . . . . . . . . . . .      16

Article 6.      ACCOUNTING
     6.1        Revenues, Expenses and Capital Expenditures . . . . . . . . . . . . . . . .      16
     6.2        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
     6.3        Obligations and Credits . . . . . . . . . . . . . . . . . . . . . . . . . .      18
     6.4        Miscellaneous Accounting  . . . . . . . . . . . . . . . . . . . . . . . . .      18
     6.5        Final Accounting Settlement . . . . . . . . . . . . . . . . . . . . . . . .      18
     6.6        Post-Final Accounting Settlement  . . . . . . . . . . . . . . . . . . . . .      19

Article 7.      LOSS, CASUALTY AND CONDEMNATION
     7.1        Notice of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
     7.2        Casualty and Condemnation . . . . . . . . . . . . . . . . . . . . . . . . .      19

Article 8.      ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
     8.1        Opportunity for Review  . . . . . . . . . . . . . . . . . . . . . . . . . .      20
     8.2        Seller's Non-Environmental Indemnity Obligation . . . . . . . . . . . . . .      20
     8.3        Seller's Environmental Indemnity Obligation . . . . . . . . . . . . . . . .      21
     8.4        Buyer's Non-Environmental Indemnity Obligation  . . . . . . . . . . . . . .      21
     8.5        Buyer's Environmental Indemnity Obligation  . . . . . . . . . . . . . . . .      22
     8.6        Asbestos and NORM . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
     8.7        Buyer's Assumption of Obligations . . . . . . . . . . . . . . . . . . . . .      23
     8.8        Process Safety Management . . . . . . . . . . . . . . . . . . . . . . . . .      23
     8.9        Notice of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24

     8.10       Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
     8.11       Waiver of Certain Damages . . . . . . . . . . . . . . . . . . . . . . . . .      24
     8.12       Limitation on Indemnities . . . . . . . . . . . . . . . . . . . . . . . . .      25

Article 9.      SPECIAL WARRANTY AND DISCLAIMERS
     9.1        Special Warranty of Title . . . . . . . . . . . . . . . . . . . . . . . . .      25
     9.2        Disclaimer - Representations and Warranties . . . . . . . . . . . . . . . .      25
     9.3        Disclaimer - Statements and Information . . . . . . . . . . . . . . . . . .      26

Article 10.     SELLER'S REPRESENTATIONS AND WARRANTIES
     10.1       Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . .      26
     10.2       Corporate Authority; Authorization of Agreement . . . . . . . . . . . . . .      26
     10.3       No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
     10.4       Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . .      27
     10.5       Operating Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     10.6       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     10.7       Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     10.8       Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     10.9       Preferential Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     10.10      Status of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     10.11      No Tax Partnerships . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29

Article 11.     BUYER'S REPRESENTATIONS AND WARRANTIES
     11.1       Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . .      29
     11.2       Corporate Authority; Authorization of Agreement . . . . . . . . . . . . . .      29
     11.3       No Violations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
     11.4       SEC Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
     11.5       Independent Evaluation  . . . . . . . . . . . . . . . . . . . . . . . . . .      30

Article 12.     ADDITIONAL COVENANTS AND CONSIDERATIONS
     12.1       Subsequent Operations . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
     12.2       Historical Financial and Operating Data . . . . . . . . . . . . . . . . . .      30
     12.3       Financial Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
     12.4       Transition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
     12.5       License Agreement(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
     12.6       Crude Call....... . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
     12.7       Rights-Of-Way and Surface Leases  . . . . . . . . . . . . . . . . . . . . .      33

Article 13.     PERSONNEL MATTERS
     13.1       Employee Lists  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
     13.2       Offers of Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
     13.3       Savings Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35

     13.4       Other Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .      35
     13.5       Accrued and Unused Vacation . . . . . . . . . . . . . . . . . . . . . . . .      36
     13.6       Severance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
     13.7       Employment by Buyer Affiliate . . . . . . . . . . . . . . . . . . . . . . .      36
     13.8       WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36

Article 14.     HSR FILINGS
     14.1       HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37

Article 15.     CONDITIONS PRECEDENT TO CLOSING
     15.1       Conditions Precedent to Seller's Obligation to Close  . . . . . . . . . . .      37
     15.2       Conditions Precedent to Buyer's Obligation to Close . . . . . . . . . . . .      38
     15.3       Conditions Precedent to Obligation of Each Party
                     to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38

Article 16.     THE CLOSING
     16.1       Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
     16.2       Obligations of Seller at Closing  . . . . . . . . . . . . . . . . . . . . .      39
     16.3       Obligations of Buyer at Closing . . . . . . . . . . . . . . . . . . . . . .      40

Article 17.     TERMINATION
     17.1       Grounds for Termination . . . . . . . . . . . . . . . . . . . . . . . . . .      42
     17.2       Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
     17.3       Dispute over Right to Terminate . . . . . . . . . . . . . . . . . . . . . .      43
     17.4       Return of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
     17.5       Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43

Article 18.     ARBITRATION
     18.1       Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43

Article 19.     MISCELLANEOUS
     19.1       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
     19.2       Conveyance Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
     19.3       Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
     19.4       Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
     19.5       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
     19.6       Survival of Representations and Warranties  . . . . . . . . . . . . . . . .      47
     19.7       Amendments and Severability . . . . . . . . . . . . . . . . . . . . . . . .      47
     19.8       No Multiple Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     19.9       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     19.10      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     19.11      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     19.12      No Partnership Created  . . . . . . . . . . . . . . . . . . . . . . . . . .      48

     19.13      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
     19.14      No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . .      48
     19.15      Waiver of Consumer Rights . . . . . . . . . . . . . . . . . . . . . . . . .      48
     19.16      Not to be Construed Against Drafter . . . . . . . . . . . . . . . . . . . .      48
     19.17      Tax Deferred Exchange Election. . . . . . . . . . . . . . . . . . . . . . .      49
     19.18      Conspicuousness of Provisions.  . . . . . . . . . . . . . . . . . . . . . .      49
     19.19      Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .      49
     19.20      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49

                                    EXHIBITS

EXHIBIT "A" -    WORKING INTERESTS AND NET REVENUE INTERESTS
EXHIBIT "A-1" -  PROPERTIES
EXHIBIT "B" -    PREFERENTIAL PURCHASE ALLOCATION
EXHIBIT "C" -    MATERIAL CONTRACTS
EXHIBIT "D" -    GAS IMBALANCES
EXHIBIT "E" -    PARTNERSHIPS
EXHIBIT "F" -    EXCLUDED PROPERTIES - OTHER
EXHIBIT "F-1" -  EXCLUDED PROPERTIES - AFFILIATES
EXHIBIT "G" -    CLAIMS, DISPUTES AND LITIGATION
EXHIBIT "H" -    EMPLOYEE LISTS
EXHIBIT "I" -    ASSIGNMENT AND BILL OF SALE
EXHIBIT "J" -    SURFACE DEED
EXHIBIT "K" -    MINERAL DEED
EXHIBIT "L" -    CERTIFICATE
EXHIBIT "M" -    LETTERS-IN-LIEU
EXHIBIT "N" -    OPINION OF COUNSEL
EXHIBIT "O" -    NON-FOREIGN AFFIDAVIT
EXHIBIT "P" -    TRANSITION AGREEMENT
EXHIBIT "Q" -    LICENSE AGREEMENT
EXHIBIT "R" -    WARRANT AGREEMENT TERMS
EXHIBIT "S" -    INDEBTEDNESS OF SELLER
EXHIBIT "T" -    CRUDE CALL TERMS
EXHIBIT "U" -    MAPS AND DIAGRAMS

                          PURCHASE AND SALE AGREEMENT


       THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated the __ day of November, 1997, by and between AMOCO PRODUCTION COMPANY, a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 (hereinafter referred to as "Seller") and COHO ACQUISITIONS COMPANY, a Delaware corporation, with an office at 14785 Preston Road, Suite 860, Dallas, Texas, 75240, (hereinafter referred to as "Buyer"), and is based on the following premises:

       WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept certain oil and gas properties and related interests; and

       WHEREAS, the parties have reached agreement regarding such sale and purchase.

       NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

                             ARTICLE 1. DEFINITIONS

1. Definitions: In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles. All defined terms include both the singular and the plural. All references to Articles refer to Articles in this Agreement, and all references to Exhibits refer to Exhibits attached to and made a part of this Agreement.

       1.1       "Accounting Referee"  has the meaning set forth in Article
6.5.

       1.2 "Affiliate" means, as to the entity specified, any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. Control means ownership of fifty percent (50%) or greater of the voting stock of such entity.

       1.3 "Alleged Adverse Condition" means an environmental or physical condition asserted by Buyer in accordance with Article 5.2 that, as of Closing (as hereinafter defined), is not in compliance with the then existing Laws (as hereinafter defined), and the costs associated with remediating such individual Alleged Adverse Condition can reasonably be expected to exceed Seventy-Five Thousand and No/100 United States Dollars (US $75,000) net to Seller's interests. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BUYER SHALL NOT BE ENTITLED TO RAISE AN ALLEGED ADVERSE CONDITION UNLESS THE

AGGREGATE COST ASSOCIATED WITH REMEDIATING ALL SUCH ALLEGED ADVERSE CONDITION(S) EXCEEDS THE ALLEGED ADVERSE CONDITION DEDUCTIBLE (AS HEREINAFTER DEFINED) (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ALLEGED ADVERSE CONDITION(S) UP TO THE ALLEGED ADVERSE CONDITION DEDUCTIBLE.

       1.4 "Alleged Adverse Condition Deductible" shall mean, at the time of any determination thereof, four percent (4%) of the unadjusted Cash Purchase Price, less the cumulative amount theretofore agreed to be assumed by Buyer on account of Alleged Adverse Conditions under the terms of this Agreement.

       1.5 "Alleged Defect Deductible" shall mean at the time of any determination thereof, four percent (4%) of the unadjusted Cash Purchase Price, less the cumulative amount theretofore agreed to be assumed by Buyer on account of Alleged Defects.

       1.6 "Alleged Defects" means any one or more of the following (i) a Title Defect (as hereinafter defined), (ii) a Non-Disclosed Contract(s) (as hereinafter defined, including, but not limited to, any compliance or remediation agreement with any governmental entity or tribal authority); (iii) a default under any contract which would have or could reasonably be expected to have a material adverse effect on any of the Properties; (iv) the failure of Seller to obtain and maintain all Permits material to the value, use or operation of the Properties; (v) the failure of Seller to pay all fees and charges relating to such Permits; (vi) the failure of any well to have been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and by Law; and
(vii) the failure of any well to produce after the Effective Time (as hereinafter defined) due to penalties on regulatory allowables because of overproduction or any other violation of Law prior to the Effective Time which would otherwise produce but for such penalty or violation; which are asserted by Buyer in accordance with Article 4.2, and the costs associated with curing such individual Alleged Defect (if such Alleged Defect is reasonably susceptible of being cured) or the diminution in value of the affected Property as a result of the existence of the Alleged Defect, as applicable) can reasonably be expected to exceed Seventy-Five Thousand and No/100 United States Dollars (US $75,000) net to Seller's interests. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BUYER SHALL NOT BE ENTITLED TO RAISE AN ALLEGED DEFECT UNLESS THE AGGREGATE COST ASSOCIATED WITH CURING ALL SUCH ALLEGED DEFECT(S) EXCEEDS THE ALLEGED DEFECT DEDUCTIBLE (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ALLEGED DEFECT(S) UP TO THE ALLEGED DEFECT DEDUCTIBLE).

       1.7       "Amoco Severance Plan" has the meaning set forth in Article
13.6.

       1.8       "Arbitrable Dispute" has the meaning set forth in Article
18.1.

       1.9 "Assignment and Bill of Sale" means a document in the form of Exhibit "I".

       1.10 "Business Day" means a Day (as hereinafter defined) excluding Saturdays, Sundays and U.S. legal holidays.

       1.11      "Buyer Group" has the meaning set forth in Article 8.2.

       1.12      "Buyer Savings Plan" has the meaning set forth in 13.3.

       1.13      "Cash Purchase Price" has the meaning set forth in Article
3.1.

       1.14 "Casualty Loss" means any loss, damage or reduction in value of the Properties which occurs prior to Closing resulting from mechanical failure or defects, catastrophic occurrences, acts of God or any other losses which are not the result of normal wear and tear or of natural reservoir changes.

       1.15      "Certificate" means a document in the form of Exhibit "L".

       1.16 "Claim" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) which are brought by or owed to a Third Party (as hereinafter defined).

       1.17      "Claimant" has the meaning set forth in Article 18.1.

       1.18      "Claim Notice" has the meaning set forth in Article 8.9.

       1.19 "Close" or "Closing" means the consummation of the transfer of title to the Properties (as hereinafter defined) to Buyer, including execution and delivery of all documents provided for in this Agreement.

       1.20 "Closing Date" means on or before January 7, 1998, provided, however, if the conditions precedent to Closing as set forth in Articles 15.3.1, 15.3.2, 15.3.3, and 15.3.4 have not been satisfied on or before such date, then Closing shall occur on the third Business Day following the date on which all such conditions have been satisfied.

       1.21 "Computed Interest" means simple interest of six percent (6%) per annum using a three hundred sixty-five (365) Day year.

       1.22      "Confidentiality Agreement" has the meaning set forth in
Article 17.5.

       1.23 "Day" means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

       1.24 "Defensible Title" means, for each Property described on Exhibit "A-1", such title held by Seller as of the Effective Time that:

            1.24.1 Is ascertainable (a) in the case of fee leases, from a review of the records of the applicable county or parish, (b) in the case of federal leases, from a review of records of the applicable office of the Bureau of Land Management or Minerals Management Service,
       (c) in the case of Indian leases, from a review of the records of the Bureau of Indian Affairs or the applicable tribal records, (d) in the case of state leases, from a review of the records of the applicable state land office or the records of the applicable county or parish, or
       (e) in the case of state-mandated pooling orders, in the office of the applicable governmental authority;

            1.24.2 For each interest described on Exhibit "A-1," will entitle Buyer, as Seller's successor in title, to receive and retain not less than the "Net Revenue Interest" set forth in Exhibit "A" or "B", as applicable, of all oil, gas and associated liquid and gaseous hydrocarbons and non-hydrocarbons produced, saved and marketed with respect to such interest, without reduction, suspension, or termination throughout the productive life of the minerals underlying such interest, except for any reduction, suspension, or termination that arises by virtue of a payout, nonconsent, phase change or other similar agreement or arrangement set forth with respect to such interest on Exhibit "A" or "B", as applicable;

            1.24.3 For each interest described on Exhibit "A-1," will obligate Buyer, as Seller's successor in title, to bear costs and expenses in an amount not greater than the "Working Interest" set forth in Exhibit "A" or "B", as applicable, with respect to the ownership, operation, maintenance and repair of Properties related to such interest, without increase throughout the productive life of the minerals underlying such interest, except for any increase that arises by virtue of a payout, nonconsent, phase change or other similar agreement or arrangement set forth with respect to such interest on Exhibit "A"; and

            1.24.4 Is free and clear of all Liens, except for Permitted Encumbrances.

       1.25      "Deposit" has the meaning set forth in Article 3.2.

       1.26 "Effective Time" means December 1, 1997, at 7:00 a.m., local time where the Properties are located.

       1.27 "Environmental Claims" means all Claims which are based on breach or violation of, or non-compliance with, Environmental Laws (as hereinafter defined).

       1.28      "Environmental Laws"  means any and all Laws that relate to:
(a) the prevention of pollution or environmental damage, (b) the abatement, remediation or elimination of pollution or environmental damage, (c) the protection of the environment generally, and/or (d) the protection of Persons or property from actual or potential exposure (or the effects of exposure) to pollution or environmental damage; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

       1.29      "ERISA" has the meaning set forth in Article 13.4.

       1.30      "Final Accounting Settlement" has the meaning set forth in
Article 6.5.

       1.31      "Final Settlement Date" has the meaning set forth in Article
6.5.

       1.32 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

       1.33 "Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction.

       1.34      "Letters-in-Lieu" means a document in the form of Exhibit "M".

       1.35 "License Agreement - SAMS" means a document in the form of Exhibit "Q", and "License Agreement - Seismic" means the document referred to in Article 12.5.

       1.36 "Liens" means all liens, security interests, pledges, collateral assignments, charges, hydrocarbon sales or processing contracts or options, options or calls on production, preferential purchase rights or options, restrictions, conditions, reservations, encumbrances and encroachments.

       1.37      "Mineral Deed" means a document in the form of Exhibit "K".

       1.38 "Non-Environmental Claims" means all Claims, except Environmental Claims.

       1.39 "Non-Disclosed Contract" means any contract(s) excluding the contracts set forth on Exhibits "A-1" and "C" which would (as to each such contractual matter discovered) have a material adverse effect on the value, use or operation of the Properties or any portion thereof.

       1.40 "Non-Foreign Affidavit" means a document in the form of Exhibit "O".

       1.41     "NORM" means naturally occurring radioactive materials.

       1.42     "Opinion of Counsel" means a document in the form of Exhibit
"N".

       1.43 "Permits" mean all licenses, permits, certificates, orders, approvals and authorizations of any governmental entity or tribal authority necessary to own and operate the Properties.

       1.44     "Permitted Encumbrances"  means:

              1.44.1 Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens with respect to any Property does not, as of Closing, operate to reduce the Net Revenue Interest of such Property, to less than the Net Revenue Interest set forth in Exhibit "A" or "B", as applicable, for such Property;

              1.44.2 Consents to assignment and similar contractual provisions encumbering the Properties to which, prior to Closing, waivers or consents are obtained from the appropriate parties;

              1.44.3 Preferential rights to purchase encumbering any one (1) or more of the Properties to which, prior to Closing: (a) waivers are obtained from the appropriate parties, or (b) the time period for exercising said right has elapsed.

              1.44.4 All rights to consent by, required notices to, filings with or other actions by a governmental entity or tribal authority in connection with the sale or conveyance of the Properties, if the same are customarily obtained subsequent to the transfer of title;

              1.44.5 Rights reserved to or vested in a governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

              1.44.6 Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with customary use and the operation of the Properties;

              1.44.7 The terms and conditions of all leases, units, agreements, contracts, instruments, licenses and Permits associated with, attributable to or encumbering the Properties which have been filed with the appropriate governmental entity or tribal authority, placed of record in the appropriate County records or otherwise disclosed by Seller to Buyer, to the extent the net cumulative effect of any such leases, units, agreements, contracts, instruments, licenses and permits with respect to any Property does not, as of Closing, operate to (a) reduce the Net Revenue Interest of such Property to less than the Net Revenue Interest set forth in Exhibit "A" or "B", as applicable, for such Property or (b) increase the Working Interest of such Property to greater than the Working Interest set forth in Exhibit "A" or "B", as applicable, for such Property;

              1.44.8 Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

              1.44.9 Liens of operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

              1.44.10 Alleged Defect(s) which do not meet the individual or aggregate threshold amounts set forth in Article 1.5 or which Buyer has waived under Article 4.3.

              1.44.11 Alleged Adverse Condition(s) which do not meet the individual or aggregate threshold amounts set forth in Article 1.4 or which Buyer has waived under Article 5.3;

              1.44.12 Gas imbalances associated with the Properties as may be adjusted pursuant to this Agreement in the Final Accounting as set forth in Article 6.5;

              1.44.13  Suspense funds associated with the Properties; and

              1.44.14 Such defects or irregularities in the title to the Properties that do not materially interfere with the operation, value or use of the Properties affected thereby and that would generally be waived by prudent purchasers of oil and gas properties.

       1.45 "Person" means any governmental entity or tribal authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

       1.46 "Preferential Rights" means any right or agreement that enables or may enable any Person to purchase or acquire any Property or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any Property or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

       1.47      "Process Safety Management" has the meaning set forth in
Article 8.8.

       1.48      "Property" or "Properties" means the following:

                 1.48.1 All of Seller's right, title and interests in, to and under, or derived from, all the oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, net profits interests, surface interests and other interests, which are described in Exhibit "A-1," and all rights (contractual or otherwise) that are appurtenant to such interests;

                 1.48.2 All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid unitization, communization and pooling declarations, orders, and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of the interests which are described in Exhibit "A-1", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

                 1.48.3 All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, permits, licenses, farm-out contracts, farm-in contracts, balancing contracts (including but not limited to the gas imbalances described in Exhibit "D"), suspense funds, operating agreements, areas of mutual interest, and other contracts, agreements and instruments (including but not limited to the material contracts described in Exhibit "C") to the extent they relate to any of the interests which are described in Exhibit "A-1", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

                 1.48.4 All of Seller's right, title and interests in, to and under, or derived from, the personal property, improvements, fixtures, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, buildings, machinery, equipment, vehicles, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon or used or held for use by Seller primarily in connection with the ownership, operation, maintenance or repair of the interests which are described in Exhibit "A-1", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

                 1.48.5 All of Seller's right, title and interests in, to and under, or derived from, the seismic, geologic or geophysical information and data to the extent the same relates to any of the interests which are described in Exhibit "A-1", or the production of oil, gas or hydrocarbon and non-hydrocarbon substances attributable thereto;

                 1.48.6 All of Seller's right, title and interests in, to and under, or derived from, the partnerships (tax or otherwise) described in Exhibit "E"; and

                 1.48.7       All of the Records.

                              SELLER EXCEPTS, RESERVES AND RETAINS, unto itself, its Affiliates, successors and assigns from the Properties the following properties (real, personal or mixed) and appurtenant rights (contractual or otherwise):

       (a) Any and all seismic, geologic or geophysical information and data that are: (i) interpretive in nature, (ii) covered an obligation of non-disclosure, (iii) covered by an obligation of confidentiality, (iv) covered by a prohibition against transfer, (v) covers (in whole or in part) retained assets of Seller;

       (b) Any and all pipelines, equipment, facilities, permits, contracts, agreements, easements, rights-of-way, surface leases and subsurface leases owned by an Affiliate of Seller that are not necessary to the ownership, use and operation of the Properties or for Buyer to realize the full value of the Properties;

       (c) Any and all records which consist of previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, reserve data, internal communications, personnel information, tax information, information covered by a non-disclosure obligation and information covered by a legal privilege;

       (d) The properties (real, personal and mixed) and appurtenant rights (contractual or otherwise) described in Exhibit "F" (limited, insofar as vehicles are described therein, to surplus vehicles) and those designated on Exhibit "F-1" as owned by an Affiliate of Seller; and

       (e) A concurrent interest in, to and under, or derived from, the contracts, agreements, instruments, permits, easements, rights-of-way, servitudes, surface leases, subsurface leases and any other rights (contractual or otherwise) to the extent that they relate to or affect the interests reserved herein;

provided that Seller shall use all reasonable efforts to afford Buyer access to information covered by a non-disclosure obligation in accordance with the terms of such obligation, as and when Buyer notifies Seller of Buyer's discovery of the apparent existence of such non-disclosed information or data.

       1.49     "Purchase Price" has the meaning set forth in Article 3.1.

       1.50 "Records" means all of Seller's books, records and files related to the Properties, which shall include, without limitation, all books, records and files relating to joint interest billings and royalty disbursements.

       1.51 "Reserve Report" means the report dated July 25, 1997, prepared by DeGolyer and MacNaughton, and setting forth certain information about the Properties as of the Effective Time.

       1.52     "Reserve Report Date" means July 25, 1997.

       1.53     "Respondent" has the meaning set forth in Article 18.1.

       1.54     "Seller Group" has the meaning set forth in Article 8.2.

       1.55 "Seller Credit" means, with respect to any Property, the amount by which the value of such Property is enhanced by virtue of (a) Seller having a greater Net Revenue Interest in such Property than the New Revenue Interest specified therefor in Exhibit "A", or (b) Seller having a lesser Working Interest in such Property than the Working Interest specified therefor in Exhibit "A", which amount shall be determined as follows:

                 (1) If the Seller Credit results from Seller having a greater Net

       Revenue Interest in such Property than the Net Revenue Interest specified therefor in Exhibit "A" or "B", as applicable, the Seller Credit shall be equal to the product obtained by multiplying the portion of the Cash Purchase Price allocated to such property in Exhibit "A" or "B", as applicable, by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Review Interest specified for such Property in Exhibit "A" or "B", as applicable.

                 (2) If the Seller Credit results from Seller having a lesser Working Interest in a Property than the Working Interest specified therefor in Exhibit "A" or "B", as applicable, the Seller Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property for the period from and after the Effective Time which is attributable to such decrease in Seller's Working Interest.

                 (3) No Seller Credit shall be allowed on account of and to the extent that a decrease in Seller's Working Interest in a Property has the effect of proportionately decreasing Seller's Net Revenue Interest in such Property.

                "Alleged Seller Credit" means, with respect to any Property, the amount claimed by Seller as the amount by which the value of such Property is enhanced by virtue of (1) or (2) above.

       1.56     "Surface Deed"  means a document in the form of Exhibit "J".

       1.57 "Taxes" means all federal, state and local taxes or similar assessments or fees, together with all interest, fines, penalties and additions thereto.

       1.58 "Third Party" means any person or entity, governmental or otherwise, other than Seller and Buyer and an Affiliate of Seller or Buyer.

       1.59 "Title Defect" means any lien, encumbrance, encroachment or defect associated with Seller's title to the Properties (excluding Permitted Encumbrances) that would cause Seller, as of Closing, not to have Defensible Title.

       1.60     "Transition Agreement" means a document in the form of Exhibit
"P".

       1.61     "Transition Date" has the meaning set forth in Article 13.1.

       1.62     "WARN Obligations" has the meaning set forth in Article 13.8.

                          ARTICLE 2. SALE AND PURCHASE

       2.1 Sale and Purchase. On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, Seller agrees to sell and convey the Properties to Buyer and Buyer agrees to buy and accept the Properties.

           ARTICLE 3. PURCHASE PRICE, DEPOSIT AND PREFERENTIAL RIGHTS

       3.1 Purchase Price. The total purchase price ("Purchase Price"), subject to adjustments as set forth in this Agreement, paid to Seller by Buyer for the Properties shall be (a) Two Hundred Fifty-Seven Million, Five Hundred Thousand and No/100 United States Dollars (US $257,500,000.00) ("Cash Purchase Price"), payable in full at Closing in immediately available funds, and (b) a warrant to purchase One Million (1,000,000) shares of the common stock of Coho Energy, Inc., on mutually agreed terms as generally outlined on Exhibit "R." The Cash Purchase Price shall be increased by the Computed Interest from the Effective Time through Closing.

       3.2 Deposit. No later than 1 p.m. C.S.T., Friday, November 28, 1997, Buyer shall pay to Seller a deposit in the amount of ten percent (10%) of the unadjusted Cash Purchase Price ("Deposit"). In the event of Closing, the Cash Purchase Price shall be credited by the amount of the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until Closing). If Closing does not occur, the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until termination) will be refunded to Buyer, unless Closing failed to occur as a result of Buyer's breach of this Agreement (including without limitation Buyer's failure to comply with Article 14.1) in which case Seller shall retain the Deposit plus all interest thereon as liquidated damages and not as a penalty, as provided in Article 17.2.

       3.3 Preferential Rights To Purchase. Promptly after the execution hereof, Seller shall initiate all procedures required to comply with or obtain the waiver of all Preferential Rights with respect to the transactions contemplated by this Agreement prior to the Closing Date. In addition, Seller shall use reasonable efforts to assist Buyer in requesting waiver by all holders of Preferential Rights of such Preferential Rights with respect to the transfer of interests by Buyer or any of its Affiliates to Piedras Petroleum Company, as set forth on Exhibit "B." Seller shall provide Buyer with copies of all correspondence sent or received by Seller in connection with such efforts contemporaneously with the receipt or sending thereof. Buyer's good faith allocation of the Cash Purchase Price as set forth in Exhibit "B", to which Seller has agreed, shall be used by Seller to provide any required preferential purchase right notifications. If, prior to Closing, a holder of a preferential purchase right timely notifies Seller that it elects to exercise its rights with respect to a Property to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises), the Property covered by said preferential purchase right shall be excluded from the Properties to be conveyed to Buyer, and the Cash Purchase Price shall be reduced by the value allocated to said Property in Exhibit "B". If the holder of the preferential purchase right fails to consummate the purchase of the Property subject to the preferential purchase right such that such Preferential Right is not thereafter applicable to the sale of such Property pursuant to this Agreement, Seller shall promptly notify Buyer. Within ten (10) Business Days after Buyer's receipt of such notice or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Property under the terms of this Agreement for a price equal to the value allocated to such Property in Exhibit "B". Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Property if Buyer is not notified of the preferential purchase right holder's failure to consummate the purchase of the Property within ninety (90) Days following Closing.

                          ARTICLE 4. REVIEW OF RECORDS

       4.1 Review of Records. Upon execution of this Agreement, Seller shall make available to Buyer and its representatives during reasonable business hours all Records in Seller's possession or control relating to the title to the Properties. Buyer and its representatives shall be entitled to review said title Records. Buyer shall have the right to reasonably request copies of any and all such title Records and upon such request, Seller shall provide the requested copies to Buyer at Buyer's expense.

       4.2 Alleged Defects. As soon as reasonably practicable (and on an ongoing basis), but in no event later than one-hundred fifty (150) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Defect(s). Buyer's notice asserting Alleged Defect(s) shall include a description and full explanation (including any and all supporting documentation associated therewith) of each Alleged Defect being claimed and a value which Buyer in good faith attributes to curing the same (if such Alleged Defect is, in Buyer's good faith judgment, reasonably susceptible of being cured) or to the diminution in value of the affected Property as a result of the existence of the Alleged Defect (if such Alleged Defect is, in Buyer's good faith judgment, not reasonably susceptible of being cured) (said value claimed by Buyer being herein referred to as the "Alleged Defect Amount"). Seller, during said one-hundred fifty (150) Day period, shall have the right to notify Buyer of any Alleged Seller Credits and request an offset against any Alleged Defect Amounts. Seller's notice asserting Seller Credit(s) shall include a description and full explanation (including any and all supporting documentation associated therewith) of each Alleged Seller Credit being claimed. Buyer and Seller shall meet from time to time during such one hundred fifty (150) Day period as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Defect(s) raised by Buyer and any Alleged Seller Credits raised by

Seller. The value allocated to each Property as set forth on Exhibits "A" and "B", as applicable, and the costs to cure such Alleged Defect(s) that are reasonably susceptible of being cured shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Defect. Seller Credits, if any, shall be applied solely as offsets against any downward adjustments of the Cash Purchase Price on account of Alleged Defect(s) pursuant to this Article. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with Alleged Defect(s) raised by Buyer and Alleged Seller Credits raised by Seller, including without limitation, disputes as to: (a) the Alleged Defect constitutes an Alleged Defect within the meaning of this Agreement, (b) whether or not the magnitude of the Alleged Defect individually exceeds the threshold amount set forth in
Article 1.4, (c) whether or not the Alleged Defect raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, (d) whether or not the Alleged Seller Credit raised by Seller constitutes an Alleged Seller Credit within the meaning of this Agreement, (e) whether or not the Alleged Seller Credit raised by Seller was properly and timely asserted by Seller pursuant to this Article, and/or (f) the appropriate net downward adjustment to the Cash Purchase Price, if any, on account of any Defects and Seller Credits. If any such differences of opinion are not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable within eighteen (18) months after Closing, to initiate binding arbitration in accordance with
Article 18.1, using arbitrators who are attorney(s) licensed in the state where the Property at issue is located and who have at least ten (10) years oil and gas title experience.

       4.3 Waiver. EXCEPT FOR CLAIMS BUYER ASSERTS UNDER SELLER'S SPECIAL WARRANTY OF TITLE PROVIDED FOR IN ARTICLE 9.1, ALL ALLEGED DEFECTS (INCLUDING WITHOUT LIMITATION TITLE DEFECT(S)) NOT RAISED OR REFERRED TO BINDING ARBITRATION, AS APPLICABLE, BY BUYER WITHIN THE TIME PERIOD PROVIDED IN ARTICLE 4.2, ARE HEREBY IRREVOCABLY WAIVED BY BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) FOR ALL PURPOSES, AND BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE CASH PURCHASE PRICE, MAKE A CLAIM (IN ACCORDANCE WITH ARTICLE 18.1 OR OTHERWISE) AGAINST SELLER OR SEEK INDEMNIFICATION (IN ACCORDANCE WITH ARTICLE 8 OR OTHERWISE) FROM SELLER ASSOCIATED WITH THE SAME.

       4.4 Limitation on Cash Purchase Price Adjustments for Alleged Defects. There shall be no adjustment to the Cash Purchase Price for Alleged Defects under Article 4.2, unless the aggregate total of all Alleged Defect Amounts exceeds the Alleged Defect Deductible in which event the actual Cash Purchase Price adjustment for Alleged Defects shall be limited to the amount by which the total of all Alleged Defect Amounts exceeds the Alleged Defect Deductible.

                       ARTICLE 5. INSPECTION OF PREMISES

       5.1 Inspection of Premises. Immediately following the execution of this Agreement and until the Closing Date, Buyer and its representatives shall have access during reasonable business hours to the Properties operated by Seller or one of its Affiliates, and Seller shall use reasonable efforts to obtain permission for Buyer to gain access to the Third Party-operated Properties, for the purpose of inspecting the environmental and physical condition of the same. Such inspection shall be conducted in accordance with the terms of the Confidentiality Agreement.

       5.2 Alleged Adverse Conditions. As soon as reasonably practical (and on an ongoing basis), but in no event later than two hundred seventy (270) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Adverse Condition(s). Buyer's notice of Alleged Adverse Condition(s) shall include a complete description of each individual condition to which Buyer takes exception (including any and all supporting documentation associated therewith) and the costs which Buyer in good faith attributes to remediating the same. In evaluating the existence or magnitude of an Alleged Adverse Condition, due consideration shall be given to the length of time the Alleged Adverse Condition has been in existence and whether the Alleged Adverse Condition is customarily acceptable to reasonable persons engaged in the business of ownership and operation of oil and gas properties. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Adverse Condition(s) raised by Buyer. The value allocated to each Property as set forth on Exhibits "A" and "B", as applicable, and the costs to cure such adverse condition shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Adverse Condition. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Adverse Condition(s) raised by Buyer, including without limitation, disputes as to: (a) whether or not the alleged defect constitutes an Alleged Adverse Condition within the meaning of this Agreement, (b) whether or not the magnitude of the Alleged Adverse Condition individually exceeds the threshold amount set forth in Article 1.3, (c) whether or not the Alleged Adverse Condition raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, and/or (d) the adjustment to the Cash Purchase Price, if any, on account of the Alleged Adverse Condition. If any such difference of opinion regarding an Alleged Adverse Condition raised by Buyer is not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable within eighteen (18) months after Closing, to initiate binding arbitration in accordance with Article 18.1. Notwithstanding anything contained in this Agreement to the contrary (including Article 18.1), if Seller disagrees with the decision of the arbitration panel, Seller shall have the right (but not the obligation), exercisable by written notice thereof to Buyer within fifteen (15) Days following the decision of the arbitration panel, to promptly remediate, at

Seller's sole cost, risk and expense, the Property at issue to a point where it is in compliance with the Laws, or (ii) if Buyer and Seller agree, Seller shall receive a reassignment of the Property at issue from Buyer. If Buyer and Seller agree to the reassignment of the Property at issue, Buyer and Seller will take all necessary action (including without limitation, execution of documentation and conducting an accounting and, in the case of Seller, execution of an agreement to indemnify Buyer Group in form and substance satisfactory to Buyer) required to place the parties back into a position with respect to the Property at issue just prior to Closing.

       5.3 Waiver. ALL ADVERSE CONDITIONS (INCLUDING WITHOUT LIMITATION ALLEGED ADVERSE CONDITION(S)) NOT RAISED OR REFERRED TO BINDING ARBITRATION, AS APPLICABLE, BY BUYER WITHIN THE TIME PERIOD PROVIDED IN ARTICLE 5.2 ARE HEREBY IRREVOCABLY WAIVED BY BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) FOR ALL PURPOSES, AND BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE CASH PURCHASE PRICE, MAKE A CLAIM (IN ACCORDANCE WITH ARTICLE 18.1 OR OTHERWISE) AGAINST SELLER OR SEEK INDEMNIFICATION (IN ACCORDANCE WITH ARTICLE 8 OR OTHERWISE) FROM SELLER ASSOCIATED WITH THE SAME.

       5.4 Limitation on Cash Purchase Price Adjustments For Alleged Adverse Conditions. There shall be no adjustment to the Cash Purchase Price for Alleged Adverse Conditions under Article 5.2, unless the aggregate total of all Alleged Adverse Condition amounts exceeds the Alleged Adverse Condition Deductible, in which event the actual Cash Purchase Price adjustment for Alleged Adverse Conditions shall be limited to the amount by which the total of all Alleged Adverse Condition amounts exceeds such Alleged Adverse Condition Deductible.

                              ARTICLE 6. ACCOUNTING

       6.1 Revenues, Expenses and Capital Expenditures. All merchantable oil, liquid hydrocarbon and non- hydrocarbon substances stored in tanks and vessels on the Properties (including any and all line fill owned by Seller or its Affiliates downstream of the custody transfer point) will be gauged to the bottom of the flange by Seller or the operator of the Properties, as applicable, as of the Effective Time, and Seller shall be entitled to the proceeds associated with such oil, liquid hydrocarbon and non-hydrocarbon substances so gauged when sold (which proceeds for the purposes of this Article shall be deemed to be equal to the average daily price received for such substances for the month of December) Buyer and its representatives shall have the right to observe, and to receive reasonable advance written notice of, the gauging of such tanks and vessels, and Seller shall provide such advance notice and access to the Properties for such purpose. Oil, liquid hydrocarbon and non-hydrocarbon substances in treating equipment and separation equipment below pipeline connections as of the Effective Time shall not be considered to be merchantable and shall become the property of Buyer. Seller shall be entitled to all operating revenues and related accounts receivable attributable to the Properties and shall be responsible for all operating expenses and related accounts payable (except as provided below) attributable to the Properties, in each case to the extent they relate to the period of time prior to the Effective Time. Buyer shall be entitled to all operating revenues and related accounts receivable attributable to the Properties and responsible for the payment of all operating expenses and related accounts payable attributable to the Properties, in each case to the extent they relate to time after the Effective Time. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall assume and be solely responsible for: (a) any and all suspense funds associated with the Properties, to the extent only that such funds and the associated suspense accounts are set forth in detail in an accounting delivered by Seller to Buyer in writing at or prior to Final Accounting Settlement and such funds are transferred to Buyer at Final Accounting Settlement, (b) any and all gas imbalances associated with the Properties existing as of the Effective Time, and (c) any and all capital expenditures associated with the Properties to the extent said capital expenditures were incurred (or the obligation to incur said costs and expenses was undertaken) by Seller within the period of time six (6) months prior to Closing and exceed one percent (1%) of the unadjusted Cash Purchase Price, but excluding any such capital expenditures incurred prior to the date of this Agreement that were not disclosed to Buyer in writing prior to the date of this Agreement, and excluding any such capital expenditures incurred after the date of this Agreement that are not approved by Buyer in writing. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

       6.2 Taxes. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes or assessments attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Seller. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes and assessments attributable to the ownership or operation of the Properties after the Effective Time (excluding Seller's income taxes from the Effective Time through Closing and any associated capital gains taxes which shall remain Seller's obligation) shall be Buyer's responsibility, and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no
matter when received, shall belong to Buyer.   The actual amounts or values
associated with the above, shall be accounted for in the Final Accounting Settlement. Buyer shall additionally be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller shall be entitled to retain any and all
Section 29 tax credits associated with the Properties from the Effective Time through Closing.

       6.3 Obligations and Credits. All prepaid insurance premiums, utility charges, taxes, rentals, deposits and any other prepaids applicable to the period of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer, and all accrued payables applicable to the period of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

       6.4 Miscellaneous Accounting. In addition to the items set forth in Articles 6.1 through 6.3, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties from the Effective Time through Closing shall be accounted for in the Final Accounting Settlement.

       6.5 Final Accounting Settlement. As soon as reasonably practicable, but in no event later than one hundred and eighty (180) Days after Closing, Seller shall deliver to Buyer a post-Closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period of time between the Effective Time and Closing ("Final Accounting Settlement"). There shall be attached to the Final Accounting Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the post-Closing adjustments shown therein. Seller shall give Buyer and its representatives reasonable access to Seller's premises and to its books and records for purposes of reviewing the calculation of post-Closing adjustments and will cause appropriate personnel of Seller to reasonably assist Buyer and its representatives, at no cost to Buyer, in verification of such calculation. As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the post-Closing statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes to be made to such post-Closing statement. If Buyer fails to timely deliver the written report to Seller containing changes Buyer proposes to be made to the post-Closing statement, the post-Closing statement delivered by Seller shall be deemed to be true and correct and the same shall be final and binding on the parties and not subject to arbitration hereunder. As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer's written report, the parties shall meet and undertake to agree on the final post-Closing adjustments. If the parties fail to agree on the final post-Closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to Ernst & Young, LLP (the "Accounting Referee"). The Accounting Referee shall resolve the dispute(s) regarding the post-Closing adjustments within thirty (30) Days after having the relevant materials submitted for review. The decision of the Accounting Referee shall be binding on and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the "Final Settlement Date". Any amounts owed by either party to the other as a result of such post-Closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date.

       6.6 Post-Final Accounting Settlement. Any revenues received or costs and expenses paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time, and not assigned to Buyer, shall be billed or reimbursed, as appropriate, to Seller within thirty (30) Days after receipt by Buyer. Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time, and not reserved by Seller, shall be billed or reimbursed, as appropriate, to Buyer within thirty (30) Days after receipt by Seller, or, in the case of any such revenues received by Seller after the Final Accounting Statement which are specifically requested by Buyer by telephone and confirmed in writing, within five (5) Days of receipt by Seller of Buyer's request, if earlier.

                  ARTICLE 7.  LOSS, CASUALTY AND CONDEMNATION

       7.1 Notice of Loss. From the date hereof until Closing, Seller shall promptly notify Buyer of any loss or damage to the Properties, or any part thereof, known to Seller exceeding Fifty Thousand and No/100 United States Dollars (US $50,000) net to Seller's interest.

       7.2 Casualty and Condemnation. If, prior to Closing, any one or more of the Properties of value in excess of one percent (1%) of the unadjusted Cash Purchase Price, in the aggregate, shall: (a) be destroyed by a Casualty Loss, or (b) be taken in condemnation, or if proceedings for such purposes shall be pending; then Seller and Buyer shall attempt to mutually agree on a reduction in the Cash Purchase Price reflecting the reduction in the value of the Properties affected by the Casualty Loss or taking. If Seller and Buyer are unable to mutually agree on such reduction, either party shall have the right, exercisable within ninety (90) Days after Closing, to initiate binding
arbitration in accordance with Article 18.1.   Seller  shall retain any and all
sums paid to Seller, unpaid awards, insurance proceeds or other payments associated with or attributable to such Casualty Loss or taking.

           ARTICLE 8. ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

       8.1 Opportunity for Review. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE FOLLOWING INDEMNITY AND RELEASE PROVISIONS, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT. BASED UPON THE FOREGOING REPRESENTATION, THE PARTIES AGREE TO THE PROVISIONS SET FORTH BELOW.

       8.2 Seller's Non-Environmental Indemnity Obligation. FROM AND AFTER CLOSING, SELLER SHALL, SUBJECT TO THE LIMITATIONS SET FORTH BELOW, RELEASE BUYER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND BUYER, ITS PRESENT AND FORMER DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES AND EACH OF THE HEIRS, EXECUTORS AND ASSIGNS OF ANY OF THE FOREGOING ("BUYER GROUP") AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL CLAIMS, AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD OTHERWISE CONSTITUTE NON-ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY SELLER, ITS OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES ("SELLER GROUP"), RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO CLOSING, INCLUDING WITHOUT LIMITATION, NON-ENVIRONMENTAL CLAIMS RELATING TO: (a) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (b) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (c) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR (d) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF BUYER GROUP. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 10, SELLER SHALL HAVE NO OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE TO PROTECT, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ANY ONE OR MORE OF THE FOLLOWING: (i) NON- ENVIRONMENTAL CLAIMS FOR WHICH BUYER HAS NOT PROVIDED SELLER WITH WRITTEN NOTICE OF SUCH NON-ENVIRONMENTAL CLAIM IN ACCORDANCE WITH ARTICLE 8.9 WITHIN EIGHTEEN (18) MONTHS AFTER CLOSING (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL NON-ENVIRONMENTAL CLAIMS NOT RAISED WITHIN SUCH EIGHTEEN MONTH PERIOD), AND (ii) NON-ENVIRONMENTAL CLAIMS UP TO THE ALLEGED DEFECT DEDUCTIBLE.

       8.3 Seller's Environmental Indemnity Obligation. FROM AND AFTER CLOSING, SELLER SHALL, SUBJECT TO THE LIMITATIONS SET FORTH BELOW, RELEASE BUYER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND BUYER GROUP AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS, AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD OTHERWISE CONSTITUTE ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY SELLER GROUP, RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO CLOSING, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS RELATING TO: (a) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (b) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (c) POLLUTION, ENVIRONMENTAL DAMAGE OR VIOLATION OF ENVIRONMENTAL LAWS, (d) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR (e) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY

NEGLIGENT ACTS OR OMISSIONS OF BUYER GROUP. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 10, SELLER SHALL HAVE NO OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE TO PROTECT, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ANY ONE OR MORE OF THE FOLLOWING: (i) ENVIRONMENTAL CLAIMS FOR WHICH BUYER HAS NOT PROVIDED SELLER WITH WRITTEN NOTICE OF SAID ENVIRONMENTAL CLAIM IN ACCORDANCE WITH ARTICLE 8.9 WITHIN TWELVE (12) MONTHS AFTER CLOSING (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ENVIRONMENTAL CLAIMS NOT RAISED WITHIN SUCH TWELVE MONTH PERIOD), (ii) ENVIRONMENTAL CLAIMS UP TO THE ALLEGED ADVERSE CONDITION DEDUCTIBLE (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ENVIRONMENTAL CLAIMS UP TO THE ALLEGED ADVERSE CONDITION DEDUCTIBLE.

       8.4 Buyer's Non-Environmental Indemnity Obligation. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 10, FROM AND AFTER CLOSING, BUYER SHALL RELEASE SELLER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND SELLER GROUP AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL CLAIMS, AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD OTHERWISE CONSTITUTE NON-ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY BUYER GROUP, RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO CLOSING, NO MATTER WHEN ASSERTED, FOR WHICH SELLER'S INDEMNITY OBLIGATION HAS CEASED, TERMINATED (IN ACCORDANCE WITH ARTICLE 8.2 OR OTHERWISE) OR DID NOT EXIST, AND FROM AND AGAINST ANY AND ALL NON- ENVIRONMENTAL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME AT AND AFTER CLOSING, NO MATTER WHEN ASSERTED; INCLUDING WITHOUT LIMITATION, NON-ENVIRONMENTAL CLAIMS RELATING TO: (a) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (b) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (c) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR (d) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF SELLER GROUP.

       8.5 Buyer's Environmental Indemnity Obligation. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 10, FROM AND AFTER CLOSING, BUYER SHALL RELEASE SELLER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND SELLER GROUP AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS, AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD OTHERWISE CONSTITUTE ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY BUYER GROUP, RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO

CLOSING, NO MATTER WHEN ASSERTED, FOR WHICH SELLER'S INDEMNITY OBLIGATION HAS CEASED, TERMINATED (IN ACCORDANCE WITH ARTICLE 8.3 OR OTHERWISE) OR DID NOT EXIST, AND FROM AND AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME AT AND AFTER CLOSING, NO MATTER WHEN ASSERTED; INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS RELATING TO: (a) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (b) DAMAGE TO OR LOSS OF ANY PROPERTY OR RESOURCE, (c) POLLUTION, ENVIRONMENTAL DAMAGE OR VIOLATION OF ENVIRONMENTAL LAWS, (d) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR (e) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF SELLER GROUP.

       8.6 Asbestos and NORM. Buyer acknowledges that the Properties may currently or have in the past contained asbestos or NORM and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos and NORM. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY (INCLUDING WITHOUT LIMITATION ARTICLES 5.2, 8.2 OR 8.3), BUYER AGREES TO ACCEPT FULL RESPONSIBILITY FOR AND SHALL PAY ALL COSTS AND EXPENSES ASSOCIATED WITH THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL OF THE ASBESTOS OR NORM ASSOCIATED WITH THE PROPERTIES, AND SHALL NOT BE ENTITLED TO CLAIM THE FACT THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF THE ASBESTOS OR NORM IS NOT COMPLETE OR THAT ADDITIONAL COST WILL BE REQUIRED TO COMPLETE THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF THE ASBESTOS OR NORM AS AN ALLEGED DEFECT, ALLEGED ADVERSE CONDITION, BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES OR BREACH OF SELLER'S INDEMNITY OBLIGATION UNDER THIS AGREEMENT, AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

       8.7 Buyer's Assumption of Obligations. From and after Closing, Buyer agrees to assume and shall timely perform and discharge all contractual duties and obligations of Seller associated with the Properties relating to the period of time at and after Closing (other than those specified in this Agreement to be performed by Seller), and Seller shall incur no liability for Buyer's failure to properly perform or discharge any such duties and obligations. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY (INCLUDING WITHOUT LIMITATION ARTICLES 5.2, 8.2 OR 8.3), BUYER AGREES TO ACCEPT FULL RESPONSIBILITY FOR AND SHALL PAY ALL COSTS AND EXPENSES ASSOCIATED WITH THE PLUGGING AND ABANDONMENT OF THE WELLS AND FACILITIES INCLUDED IN THE PROPERTIES, AND SHALL NOT BE ENTITLED TO CLAIM THE FACT

THAT SUCH PLUGGING AND ABANDONMENT OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COST WILL BE REQUIRED TO COMPLETE SUCH PLUGGING AND ABANDONMENT OPERATIONS AS AN ALLEGED DEFECT, ALLEGED ADVERSE CONDITION, BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES OR BREACH OF SELLER'S INDEMNITY OBLIGATION UNDER THIS AGREEMENT, AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

       8.8 Process Safety Management. Buyer acknowledges that Process Safety Management of Highly Hazardous Chemicals; Explosives and Blasting Agents (i.e., 29 CFR 1910) (collectively "Process Safety Management") associated with the Properties is an ongoing process. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY (INCLUDING WITHOUT LIMITATION ARTICLES 5.2, 8.2 OR 8.3), FROM AND AFTER CLOSING, BUYER AGREES TO ACCEPT FULL RESPONSIBILITY FOR AND SHALL PAY ALL COSTS AND EXPENSES ASSOCIATED WITH THE PROCESS SAFETY MANAGEMENT PROCESS (INCLUDING WITHOUT LIMITATION THE IDENTIFICATION, EVALUATION AND REMEDIATION), AND SHALL NOT BE ENTITLED TO CLAIM THE FACT THAT PROCESS SAFETY MANAGEMENT IS NOT COMPLETE OR THAT ADDITIONAL COST WILL BE REQUIRED TO COMPLY WITH OR COMPLETE THE PROCESS SAFETY MANAGEMENT PROCESS AS AN ALLEGED DEFECT, ALLEGED ADVERSE CONDITION, BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES OR BREACH OF SELLER'S INDEMNITY OBLIGATION UNDER THIS AGREEMENT, AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

       8.9 Notice of Claims. If a Claim is asserted against a party for which the other party may have an obligation of indemnity, it shall be a condition precedent to the indemnifying party's obligations under this Article 8 that the indemnified party give the indemnifying party written notice of such Claim setting forth full particulars of the Claim (including a copy of the written Claim, if any) as then known by the indemnified party. The indemnified party shall make a good faith effort to notify the indemnifying party within one (1) month of receipt of a Claim and shall in all events effect notice within such time as will allow the indemnifying party a reasonable period of time in which to evaluate and timely respond to said Claim. The notice of Claim provided hereunder is referred to as a "Claim Notice."

       8.10 Defense of Claims. Upon receipt of a Claim Notice, the indemnifying party may assume the defense of said Claim with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense. If any Claim involves a fact pattern wherein Buyer may have an obligation to indemnify Seller and Seller may have an obligation to indemnify Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have an obligation of indemnity. In all instances, the indemnified party shall have the right to employ separate counsel and to participate in the defense of any Claim; provided however, the fees and expenses of counsel employed by the indemnified party shall be borne solely by the indemnified party. If the indemnifying party does not notify the indemnified party within the earlier to occur of: (a) ten (10) Business Days before the time a response is due in any litigation matter, or (b) thirty (30) Days after receipt of the Claim Notice, that the indemnifying party elects to undertake the defense of a Claim, the indemnified party shall have the right to defend, at the expense of the indemnifying party, the Claim with counsel of the indemnified party's choosing, subject to the right of the indemnifying party to assume the defense of the Claim at any time prior to settlement or final determination thereof. In such event, the indemnified party shall promptly send a written notice to the indemnifying party of any proposed settlement of a Claim, which settlement the indemnifying party may accept or reject, in its reasonable judgment, within thirty (30) days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept or reject the proposed settlement. Failure of the indemnifying party to accept or reject such settlement within the applicable period of time shall be deemed to be its rejection of such settlement. Notwithstanding the foregoing, the indemnified party may settle any matter over the objection of the indemnifying party, but in so doing the indemnified party shall be deemed to have waived any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying party has acknowledged in writing its indemnity obligation.

       8.11 Waiver of Certain Damages. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO SEEK INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND WITH RESPECT TO ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR BREACH HEREOF. THIS PROVISION SHALL NOT DIMINISH OR AFFECT IN ANY WAY THE PARTIES' RIGHTS AND OBLIGATIONS UNDER ANY INDEMNITIES PROVIDED FOR IN THIS AGREEMENT.

       8.12     Limitation on Indemnities.   IN NO EVENT SHALL AN INDEMNIFYING
PARTY HAVE ANY OBLIGATION OF INDEMNIFICATION TO THE INDEMNIFIED PARTY, IF THE CLAIM FOR WHICH INDEMNITY IS SOUGHT WAS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS.

                  ARTICLE 9.  SPECIAL WARRANTY AND DISCLAIMERS

       9.1 Special Warranty of Title. SELLER SHALL WARRANT TITLE TO AND FOREVER DEFEND TITLE TO THE PROPERTIES CONVEYED TO BUYER AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING TITLE TO THE PROPERTIES, OR ANY PART THEREOF BY,

THROUGH OR UNDER SELLER, BUT NOT OTHERWISE, ALL AS PROVIDED FOR IN THE FORMS OF ASSIGNMENT AND BILL OF SALE, SURFACE DEED AND MINERAL DEED ATTACHED HERETO AS EXHIBIT "I", "J" AND "K", RESPECTIVELY.

       9.2 Disclaimer-Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES ARE BEING TRANSFERRED, ASSIGNED AND CONVEYED FROM SELLER TO BUYER "AS-IS, WHERE-IS", AND WITH ALL FAULTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 10, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION: (a) ANY WARRANTY OF TITLE (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE PROVIDED FOR IN ARTICLE 9.1), (b) THE EXISTENCE OF ANY AND ALL PROSPECTS, (c) THE GEOGRAPHIC, GEOLOGIC OR GEOPHYSICAL CHARACTERISTICS ASSOCIATED WITH ANY AND ALL PROSPECTS, (d) THE EXISTENCE, QUALITY, QUANTITY OR RECOVERABILITY OF HYDROCARBON RESERVES ASSOCIATED WITH THE PROPERTIES, (e) THE COSTS, EXPENSES, REVENUES OR RECEIPTS ASSOCIATED WITH THE PROPERTIES, (f) THE CONTRACTUAL, ECONOMIC OR FINANCIAL DATA ASSOCIATED WITH THE PROPERTIES, (g) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES, (h) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, (i) THE FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, OR THE AGREEMENTS TO WHICH THE PROPERTIES ARE SUBJECT, (j) THE ABSENCE OF PATENT OR LATENT DEFECTS, (k) SAFETY, (l) STATE OF REPAIR, (m) MERCHANTABILITY, AND (n) FITNESS FOR A PARTICULAR PURPOSE; AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) EXPRESSLY ACKNOWLEDGES SUCH DISCLAIMER.

       9.3 Disclaimer - Statements and Information. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 10, AND EXCEPT FOR DATA AND INFORMATION FURNISHED BY SELLER TO BUYER PURSUANT TO ARTICLE 6.5, SELLER EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY AND RESPONSIBILITY FOR AND ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE DATA, INFORMATION AND MATERIALS FURNISHED (ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM) AT ANY TIME TO BUYER, ITS OFFICERS, AGENTS, EMPLOYEES OR AFFILIATES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN, INCLUDING WITHOUT LIMITATION: (a) THE EXISTENCE OF ANY AND ALL PROSPECTS, (b) THE GEOGRAPHIC, GEOLOGIC OR GEOPHYSICAL CHARACTERISTICS ASSOCIATED WITH ANY AND ALL PROSPECTS, (c) THE EXISTENCE, QUALITY, QUANTITY OR RECOVERABILITY OF HYDROCARBON RESERVES ASSOCIATED WITH THE PROPERTIES, (d) THE COSTS, EXPENSES, REVENUES OR RECEIPTS ASSOCIATED WITH THE PROPERTIES, (e) THE CONTRACTUAL, ECONOMIC OR FINANCIAL DATA ASSOCIATED WITH THE PROPERTIES, (f) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES, (g) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, AND
(h) THE FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, OR THE AGREEMENTS TO WHICH THE

PROPERTIES ARE SUBJECT; AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) EXPRESSLY ACKNOWLEDGES SUCH DISCLAIMER.

              ARTICLE 10.  SELLER'S REPRESENTATIONS AND WARRANTIES

       Seller represents and warrants to Buyer that on the date hereof and as of Closing:

       10.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own and lease the Properties and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

       10.2 Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

       10.3 No Violations. Assuming expiration or termination of the applicable waiting period under the HSR Act, if applicable, the execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

                10.3.1 Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

                10.3.2 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title);

                10.3.3 Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound, or, except as set forth in Exhibit "S", any agreement, instrument or obligation relating to or burdening any of the Properties, or (ii) any order, judgment or decree of any governmental entity or tribal authority; or

                10.3.4 Result in the creation or imposition of any lien or encumbrance upon the Properties.

       10.4 Absence of Certain Changes. Between the Reserve Report Date and Closing, there has not been without Buyer's prior written consent:

                10.4.1 A waiver of any right of material value relating to the Properties, other than in the ordinary course of business;

                10.4.2 A sale, lease or other disposition of any of the Properties or any interest of Seller therein, other than (i) sales of hydrocarbons produced, saved and sold in the ordinary course of business, (ii) removal or replacement of equipment and other personal property which a prudent operator would remove or replace in the ordinary and routine maintenance and operation of the Properties; and
       (iii) removal or retention of any surplus or leased equipment of Seller and assets owned by Seller's Affiliates as described on Exhibits "F" and "F-1".

                10.4.3 A mortgage, pledge or grant of a lien or security interest in any of the Properties; or

                10.4.4 A contract or commitment to do any of the foregoing.

       10.5 Operating Costs. All costs incurred in connection with the operation of the Properties have been fully paid and discharged by Seller, except normal expenses incurred in operating the Properties within the previous sixty (60) Days or as to which Seller has not yet been billed.

       10.6 Litigation. Except as set forth in Exhibit "G," there is no action, suit or proceeding pending or, to the best of Seller's knowledge, threatened against Seller which would have a material adverse effect on the value or operation of the Properties or that would prevent the consummation of the transactions contemplated by this Agreement. Seller shall retain sole responsibility for the litigation matters referenced in Exhibit "G" to the extent the underlying Claims relate to the period of time prior to Closing. Buyer shall be solely responsible for such litigation matters to the extent the underlying Claims relate to both: (a) the Properties conveyed to Buyer at Closing, and (b) the period of time subsequent to Closing.

       10.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or threatened against Seller.

       10.8 Environmental Laws. To the best of Seller's knowledge, no Environmental Claims exist that relate in any way to the Properties and could be reasonably expected to result in liabilities that exceed the Alleged Adverse Condition Deductible.

       10.9 Preferential Rights. To the best of Seller's knowledge, all Preferential Rights which, if exercised would or could reasonably be expected to have a material adverse impact on the value, ownership or operation of the Properties are identified and set forth on Exhibit "B." For purposes of this provision, "Material" means an impact of greater than Two-Hundred Fifty Thousand United States Dollars (US $250,000.00).

       10.10 Status of Seller. Seller is not a non-resident alien or foreign corporation (as those terms are defined in the Code). Seller is not a "public-utility company" or a "holding company," or a "Subsidiary Company" of a "holding company," or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, nor is Seller otherwise subject to regulation under or the restrictions of such act. Seller is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is Seller otherwise subject to regulation under or the restrictions of such act.

       10.11 No Tax Partnerships. Except as disclosed on Exhibit "E," the Properties are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

               ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES

       Buyer represents and warrants to Seller that on the date hereof and as of Closing:

       11.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of

Delaware and has all requisite corporate power and authority to own and lease the Properties. Buyer is or prior to Closing will be duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

       11.2 Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

       11.3 No Violations. Assuming expiration or termination of the applicable waiting period under the HSR Act, if applicable, the execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

                11.3.1 Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

                11.3.2 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

                11.3.3 Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority.

       11.4 SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

       11.5 Independent Evaluation. BUYER REPRESENTS THAT IT IS SOPHISTICATED IN THE EVALUATION, PURCHASE, OWNERSHIP AND OPERATION OF OIL AND GAS PROPERTIES AND RELATED FACILITIES. IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTION CONTEMPLATED HEREIN, BUYER REPRESENTS THAT: IT HAS RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AND ON THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT.

              ARTICLE 12. ADDITIONAL COVENANTS AND CONSIDERATIONS

       12.1 Subsequent Operations. Seller makes no representations or warranties to Buyer as to the transferability or assignability of operatorship of the Properties. Buyer acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreement(s) and that operatorship of the Properties will be decided in accordance with the terms of said agreement(s). Within ten (10) Days after Closing, Seller shall send out notices, where applicable, advising working interest owners of the Properties it operates that it has transferred its interests in the Properties to Buyer. Within fifteen (15) Days after Closing, Buyer shall send out ballots, where applicable, associated with the selection of a successor operator of the Properties. Seller shall have no obligation under this Agreement or otherwise to send out notices balloting for the selection of a successor operator.

       12.2 Historical Financial and Operating Data. Seller shall furnish Buyer with such unaudited historical financial and operating data and other information with respect to the Properties as Buyer shall from time-to-time reasonably request, including without limitation, historical data and information requested by Buyer or any of its Affiliates in connection with the preparation of any financial statements, reports or other documents (including exhibits thereto) to be filed with or provided to the Securities and Exchange Commission, any state securities commission, any other applicable governmental authorities or any applicable securities exchange.

       12.3 Financial Assurances. Buyer shall provide to Seller as financial assurance (acceptable in form, content and amount to Seller and Buyer) to secure Buyer's performance under the terms of this Agreement a corporate guaranty from Coho Energy, Inc. or Coho Resources, Inc.

       12.4 Transition Agreement. At Closing, Buyer and Seller shall execute the Transition Agreement.

       12.5 License Agreement(s). At Closing, Buyer and Seller shall execute the License Agreement - SAMS, covering certain proprietary technology of Seller, including the "SAMS" automation system. If requested by Seller not less than ten (10) Days prior to Closing, Buyer shall execute and deliver to Seller a License Agreement - Seismic, in form mutually satisfactory to Seller and Buyer, granting to Seller, at no cost to Seller, a non-exclusive right and license to use the seismic data, or any portion thereof, conveyed to Buyer under this Agreement, for a term of two (2) years following Closing. Such License Agreement shall further provide, in effect, that neither Seller nor any Affiliate of Seller shall use such seismic data, or any portion thereof, to acquire, directly or indirectly, any oil and/or gas interests (or contractual rights to earn any such interests) in or in the vicinity of any of the fields or areas in which any of the Properties is located, and that, upon any such acquisition by Seller or any Affiliate of Seller, Buyer shall have the right, in addition to any other remedies available to Buyer at law or in equity, to require Seller or such Affiliate to assign and convey to Buyer any such oil and/or gas interests (or contractual rights to earn any such interests, as applicable) acquired by Seller or any such Affiliate in such fields or areas, without any right of recovery by Seller or such Affiliate of its costs incurred in connection with such acquisition.

         12.6   Crude Call.

                12.6.1 Option. Seller shall purchase on the terms set forth herein (including the terms set forth on Exhibit "T" attached hereto and incorporated herein by this reference) all of the oil and/or other liquid hydrocarbons, including but not limited to, condensate, distillate and other liquids recovered from the well stream by normal lease separation methods (the "Oil") produced and saved from the Properties listed on Exhibit "A-1" net to Seller's leasehold or mineral working interest, as applicable (excluding Oil used for ordinary leasehold operations thereon), subject, however, to the exercise of any previously-existing right or call to purchase the Oil as of the Effective Time and to third party royalty and overriding royalty interest owners' right to take in kind or separately dispose of their respective shares of such Oil.

                12.6.2 Term. Seller's right to purchase Oil under this Agreement shall be effective as of the 1st day of January, 1998 for a term of ten (10) years, provided, however, Seller's obligation to purchase crude referred to as "Oklahoma Sour" as set forth on Exhibit "T" shall be effective the 1st day of January, 1998 and shall continue until Buyer and Seller fail to renegotiate the Price Differential as set forth in Article 12.6.3. Seller's obligation to purchase crude referred to as "Oklahoma Sweet" as set forth on Exhibit "T" shall be effective the 1st day of January, 1998 and shall continue until December 31, 1998, at which time Seller's only right to purchase such Oil shall be pursuant to the terms of Article 12.6.6, Right of First Refusal.

                12.6.3 Right To Renegotiate. On or before December 1st of each year, either party may notify the other in writing of its intent to renegotiate the "Price Differential" for Oklahoma Sour as set forth on Exhibit "T". Upon receipt of such notice, the parties shall have ninety (90) Days to complete such renegotiations, failing which, Seller's obligation to purchase the Oil shall convert to a "Right of First Refusal" as set forth below in Article 12.6.6. If both parties elect not to give written notice of renegotiation, the previous year's Price Differential will remain in effect for the following year.

                12.6.4 Purchase Price. For each crude category of Oil (Oklahoma Sour and Oklahoma Sweet) Seller shall pay Buyer the "average monthly calculated price per barrel of Oil" which shall be the average of the three (3) postings, plus the Price Differential and gravity calculation as set forth on Exhibit "T". In determining the "average monthly calculated price per barrel of Oil" under this Article 12.6.4, the parties shall use three (3) out of the five (5) approved postings referred to in Exhibit "T". On or before December 1st of each year, Buyer shall select the three (3) approved postings per crude category whose postings shall be used in determining the "average monthly calculated price per barrel of Oil" for the succeeding year. Buyer hereby selects Mobil, Sun and Koch (as set forth on Exhibit "T") as the three (3) approved postings for each crude category for the year 1998.

                12.6.5 Postings. In the event one (1) or more of the approved postings referenced on Exhibit "T" is discontinued, as long as three (3) approved postings remain, those three (3) postings will be used in calculating the "average monthly calculated price". In the event that there are fewer than three (3) approved postings, the parties shall meet and attempt to mutually agree on a replacement posting which is similar to the discontinued posting. If the parties are unable to agree on the replacement posting, the same shall be submitted to the Accounting Referee for selection of such replacement posting.

                12.6.6 Right of First Refusal. At such time as the crude call price structure for a crude category converts to a Right of First Refusal as set forth in this Article 12 , Seller shall have the right, but not the obligation, to match any bona fide written offer received from a Third Party to purchase the Oil, which offer shall be based upon a term not to exceed one (1) year. Buyer shall provide Seller with all the terms and conditions of such offer. Seller will then have ten (10) Days following receipt of such offer from Buyer in which to match such offer (by delivery to Buyer of written notice of such election by Seller) in order to exercise its Right of First Refusal hereunder. If Seller fails timely to match the offer, Seller shall have no obligation to purchase or furnish a market for all or any part of the Oil associated with the Properties, provided, however, Seller will be given the opportunity to exercise its Right of First Refusal and match any bona fide written offer, as provided for above, once the term of the above-referenced sale to the third party making the offer to Seller has expired, but such Right of First Refusal shall terminate at the end of the ten-year term provided for in Article 12.6.2.

                12.6.7 Right To Assign Call. Notwithstanding anything contained in this Agreement to the contrary, Seller reserves the right to assign the rights and obligations arising under this Article 12 to an Affiliate of Seller. If Seller elects to assign the rights and obligations under this Article 12 to an Affiliate of Seller, then Seller shall provide Buyer with a corporate guarantee, in form and substance reasonably satisfactory to Buyer, wherein Seller guarantees the performance of Seller's Affiliate under the terms of this Article 12.

         12.7 Rights-of-Way and Surface Leases. To the extent Buyer is permitted by the terms of applicable leases, contracts, licenses and Permits, Buyer herein grants to Seller (and its Affiliates) non-exclusive cost-free right(s)-of- way and surface lease(s) on, over and through portions of the Properties (including but not limited to, pipeline, utility and road usage rights-of-way, facility surface leases and all necessary rights of ingress and egress), necessary to allow Seller (and its Affiliates) to continue to conduct operations on or across portions of the Properties in connection with properties and assets not being conveyed herein, which were being conducted by Seller (and its Affiliates) prior to Closing. The locations of such pipeline, utility and road usage rights-of-way, facility surface leases and necessary rights of ingress and egress are depicted generally on maps and diagrams attached hereto as Exhibit "U". Buyer agrees to execute any and all instruments reasonably necessary to further delineate the rights granted herein.

                         ARTICLE 13. PERSONNEL MATTERS

         13.1 Employee Lists. Prior to Closing, Seller will make available to Buyer a list of employees who are directly engaged ("the Directly Engaged Employees") in the operation, maintenance, administration, measurement, automation and similar functions for the Properties subject to this Agreement, who are available for immediate employment by Buyer commencing on the date of the termination of the Transition Agreement or on another date (which shall be uniform for all Directly Engaged Employees) after Closing but prior to the termination of the Transition Agreement as may be agreed upon by appropriate representatives of Buyer and Seller. (The term "Transition Date" as used hereinafter shall refer to the date upon which Amoco terminates any employee subject to the provisions of Article 13 who is hired by Buyer.) In addition, prior to Closing, Seller will make available to Buyer a separate list of employees (if any) who are engaged in management, analysis, engineering, supervision, accounting and similar functions who are available for immediate employment by Buyer commencing on the Transition Date. In no event will Seller be required to transition any employees other than on the date of termination of the Transition Agreement and on one other agreed upon date for the Directly Engaged Employees if that option is requested by Buyer. The above referenced lists of employees available for employment are included in Exhibit "H". (The term "employees" as used hereinafter shall refer to any of the employees included in the two lists that constitute Exhibit H.) Buyer shall not solicit employment of any personnel of Seller other than the employees on the lists included in Exhibit H without obtaining the advance written permission of Seller, except that Buyer may solicit other personnel of Seller who do not currently work in Seller's business groups directly associated with the Properties. This restriction shall remain in effect for twelve (12) months after Closing.

         13.2 Offers of Employment. Buyer reasonably expects to make offers of employment to many of the Directly Engaged Employees. Any offers of employment made by Buyer to any employees of Seller shall be at substantially similar salaries or wages, with similar duties and responsibilities at the same location that such employee had immediately prior to the Transition Date.
Buyer shall also provide to these employees the same employee benefit plans and policies as provided by Buyer to its employees performing similar work. To the extent any employee is on military, family, or medical leave, Buyer shall give such employees consideration for employment in the same manner as it does for other employees; provided however, Buyer may condition such offer upon the employee's return from leave within one (1) year of the Transition Date and, in the case of medical leave, that such return to work is approved by Buyer's physician. Seller shall allow Buyer to verify the salary or base wage rate of any employee before an offer of employment is made to the employee upon the presentation to Seller of an authorization for release of this information (such authorization form will be provided by Seller to Buyer).

         13.3 Savings Plan. Buyer shall allow employees to immediately participate in Buyer's savings plan or other similar plans established pursuant to Section 401(k) of the Internal Revenue Code ("Buyer Savings Plan"). Buyer shall credit employee's prior service with Amoco and its Affiliates for all purposes under Buyer Savings Plan, including but not limited to, any vesting or matching schedules. Buyer shall permit employees at their option to transfer their Amoco Savings Plan accounts to Buyer Savings Plan pursuant to a trust to trust transfer within ninety (90) days of the Transition Date, and to transfer any outstanding loan balances to Buyer Savings Plan under terms and conditions established by Buyer's plan.

         13.4 Other Employee Benefits. Buyer shall recognize the prior service with Seller and its Affiliates of employees for all purposes, including, without limitation, eligibility, vesting, and benefit determination and accrual, in connection with other employee benefits and policies such as vacations, bonuses, sickness and disability leave and all other employee benefits and policies. Except as otherwise provided in this Agreement, employees and their eligible dependents who are enrolled in medical, dental, life insurance and long-term disability plans available to such employees as a result of their employment by Seller immediately prior to the Transition Date shall be eligible to enroll in any plan or plans established by Buyer which provide similar benefits to its employees as of the Termination Date. If employees enroll in such plans, no physical examination or other proof of insurability shall be required. Also, all coverage exclusions and limitations relating to waiting periods or pre-existing conditions with respect to such employees or their dependents shall be waived. Buyer shall be responsible for perpetuating the group health plan continuation coverages pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601 through 609 of the Employee Retirement Income Security Act of 1974 as amended (ERISA), for all employees and their eligible dependents and shall cover such employees under Buyer's own group health plan to accommodate this requirement. Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any and all liability Seller or its Affiliates incur after the Transition Date under the provisions of Section 4980B or the Code or Sections 601 through 609 of ERISA with respect to any employees, or dependent or spouse of such employees, who had or has a "qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) on or after Closing. Any expenses incurred prior to and including Closing which are used to satisfy deductibles or co-pay amounts for 1997 under the welfare benefit plans (as defined under Section 3(1) of ERISA) that employees or their dependents participated in as a result of their employment with Seller immediately prior to the Transition Date may be used to satisfy any deductibles and co-pay amounts for Buyer's current plan year under the corresponding plans of Buyer.

         13.5 Accrued and Unused Vacation. Between the Transition Date and the end of the calendar year in which the Transition Date occurs, Buyer shall permit all employees to take the same number of days of vacation as they would have been eligible to take immediately prior to the Transition Date under the vacation policy of Seller, based upon the original hire date of such employees by Seller or its Affiliates.

         13.6    Severance.   Buyer acknowledges that employees would have been
eligible to receive the severance benefits described in the current 1997 Amoco Corporation and Participating Affiliates Severance Benefits Plan (the "Amoco Severance Plan"), had they not been offered comparable positions with Buyer. Therefore, Buyer agrees to provide severance benefits that are comparable to the severance benefits described in the Amoco Severance Plan, including, without limitation, a severance allowance, medical benefits, life insurance, and educational assistance, to employees whose employment is terminated by Buyer or who are offered positions with Buyer that require a geographical relocation or who suffer wage cuts effected by Buyer during the period of eighteen (18) months after the Transition Date under circumstances that would make such employees eligible for the severance benefits described in the Amoco Severance Plan. During this same eighteen (18) month period, Buyer also agrees to provide an additional sixty (60) days on the payroll after such employees are notified of eligibility for severance benefits, which is consistent with the past practice and policy of Seller, and to provide up to Five Thousand Dollars ($5,000) in outplacement benefits to each of such employees, with the level of outplacement benefits actually provided being commensurate with the level of benefits provided by Seller to its employees of similar job responsibilities. For purposes of calculating the severance allowance described in the Amoco Severance Plan, "credited service" shall include service with Seller and/or its Affiliates in addition to service with Buyer and/or its Affiliates for employees. Buyer also agrees to include Seller and its Affiliates as third party beneficiaries in any release executed by employees in order to receive the severance benefits described in the Amoco Severance Plan. Lastly, Buyer agrees not to require employees to execute a release in order to receive the sixty (60) days on the payroll and the outplacement benefits described above.

         13.7 Employment by Buyer Affiliate. Buyer agrees that in the event the employees are hired by or employed by an affiliate of Buyer, all of the provisions of Article 13 shall apply to employees on the same terms and conditions as if they were employed by Buyer directly.

         13.8    WARN Act.   Buyer represents and warrants that there will be
no major employment losses as a consequence of the transactions contemplated by this Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (referred to collectively as "WARN Obligations"). Moreover, to the extent that any WARN Obligations might arise as a consequence of the transactions contemplated by this Agreement, it is agreed that Seller shall be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to the

Transition Date, and Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring upon or after the Transition Date. Furthermore, for the first ninety (90) days following Closing, Buyer shall not engage in any mass layoff, plant closing, or other action that might trigger obligations of Seller under the WARN Act or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation.

                            ARTICLE 14. HSR FILINGS

         14.1 HSR Filings. If compliance with the HSR Act is required in connection with the transaction contemplated under this Agreement, as promptly as practicable and in any event not more than fifteen (15) Business Days following the date on which the parties have executed this Agreement, both parties will file with the Federal Trade Commission and the Department of Justice, as applicable, the notification and report forms required for the transactions contemplated herein and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith. Each party shall request expedited treatment of such filing. If failure by either party to obtain timely authorization from the Federal Trade Commission or the Department of Justice results in the inability of the parties to Close on the Closing Date, the time for Closing shall automatically be extended until such date as Closing can occur in compliance with the HSR Act; provided, however, in no event shall the time for Closing be extended pursuant to the foregoing provision beyond February 28, 1998.

                  ARTICLE 15. CONDITIONS PRECEDENT TO CLOSING

         15.1 Conditions Precedent to Seller's Obligation to Close. Seller shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

                 15.1.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

                 15.1.2 Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to Closing.

         15.2 Conditions Precedent to Buyer's Obligation to Close. Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

                 15.2.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

                 15.2.2 Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to Closing.

         15.3 Conditions Precedent to Obligation of Each Party to Close. The parties shall be obligated to consummate the sale and purchase of the Properties as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by the applicable party:

                 15.3.1 No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

                 15.3.2 If applicable, consummation of the transaction contemplated herein shall not have been prevented from occurring by (and the required waiting period, if any, shall have expired under) the HSR Act and the rules and regulations of the Federal Trade Commission or the Department of Justice;

                 15.3.3 All consents and approvals, if any, whether required contractually or by applicable federal, state, local or tribal Law, or otherwise necessary for the execution, delivery and performance of this Agreement (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) shall have been obtained and delivered to Buyer or Seller, as applicable, by Closing and shall not have been withdrawn or revoked; and

                 15.3.4 With respect to Properties which have not been excluded from this Agreement because of exercise of a preferential purchase right, if any, the preferential purchase rights applicable to such Properties shall have been waived, or the time to elect under such preferential purchase rights shall have elapsed, prior to Closing.

                            ARTICLE 16. THE CLOSING

       16.1 Closing. Three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with (a) a Closing statement setting forth the Cash Purchase Price adjusted in accordance with the terms of this Agreement, and (b) wiring instructions designating the account or accounts to which the Closing funds are to be delivered in accordance with Article 16.3.1. The Closing statement shall be based upon actual information available to Seller at the time of its preparation and upon Seller's good faith estimates and assumptions. There shall be attached to the Closing statement such supporting documentation, if any, and other data as is reasonably necessary to provide a basis for the adjustments shown therein. Closing shall be held in Seller's office at the 4th Floor, 550 WestLake Park Boulevard, Houston, Texas 77079, or such other location as mutually agreed in writing by Seller and Buyer.

       16.2 Obligations of Seller at Closing. At Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

                 16.2.1 A document conveying all of Seller's right, title and interests in and to the Properties substantially in the form of the Assignment and Bill of Sale attached hereto as Exhibit "I". The Assignment and Bill of Sale shall be executed and acknowledged in four
       (4) multiple originals or such greater number as agreed between the parties;

                 16.2.2 A document conveying all of Seller's right, title and interests in and to surface interests which are included in the Properties substantially in the form of the Surface Deed attached hereto as Exhibit "J". The Surface Deed shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties;

                 16.2.3 A document conveying all of Seller's right, title and interests in and to the mineral interests which are included in the Properties substantially in the form of the Mineral Deed attached hereto as Exhibit "K". The Mineral Deed shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties;

                 16.2.4 Executed and acknowledged assignments of all of Seller's right, title and interest in and to federal, state or tribal interests included in the Properties on approved forms for such purpose;

                 16.2.5 A Certificate executed by an Attorney-in-Fact of Seller certifying as to the matters specified in Articles 15.2.1 and 15.2.2 above substantially in the form of Exhibit "L";

                 16.2.6 Letters-in-Lieu of division orders or transfer orders executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "M";

                 16.2.7 An Opinion of Counsel executed by an attorney for Seller substantially in the form of Exhibit "N";

                 16.2.8 A Non-Foreign Affidavit executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "O";

                 16.2.9 A Transition Agreement executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "P";

                 16.2.10 A License Agreement - SAMS substantially in the form of Exhibit "Q", and a License Agreement - Seismic in a mutually agreed form, as provided for in Article 12.5, executed by an Attorney-in-Fact of Seller.

                 16.2.11      A Warrant Agreement executed by an
       Attorney-in-Fact of Seller on mutually agreed terms as generally outlined on Exhibit "R";

                 16.2.12 Evidence that all consents and approvals prerequisite for the sale and conveyance of the Properties (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) have been obtained, as well as evidence of waiver or lapse of any unexercised preferential purchase rights applicable to the Properties; and

                 16.2.13 Such other instruments as necessary to carry out Seller's obligations under this Agreement.

         16.3 Obligations of Buyer at Closing. At Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

                 16.3.1 The adjusted Cash Purchase Price (plus Computed Interest on the Cash Purchase Price from the Effective Time through Closing), less Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until Closing), by wire transfer in accordance with Article 3.

                 16.3.2 The Assignment and Bill of Sale, executed and properly acknowledged, referred to in Article 16.2.1;

                 16.3.3 The Surface Deed, executed and properly acknowledged, referred to in Article 16.2.2;

                 16.3.4 The Mineral Deed, executed and properly acknowledged, referred to in Article 16.2.3;

                 16.3.5 The federal, state and tribal assignments, executed and properly acknowledged, referred to in Article 16.2.4;

                 16.3.6 A Certificate executed by an authorized officer or Attorney-in-Fact of Buyer certifying as to the matters specified in Articles 15.1.1 and 15.1.2 substantially in the form of Exhibit "L";

                 16.3.7 Letters-in-Lieu of division orders or transfer orders executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "M";

                 16.3.8 An Opinion of Counsel executed by an attorney for Buyer substantially in the form of Exhibit "N";

                 16.3.9 A Transition Agreement executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "P";

                 16.3.10 A License Agreement - SAMS substantially in the form of Exhibit "Q", and a License Agreement - Seismic in a mutually agreed form, as provided for in Article 12.5, executed by an authorized officer or Attorney-in-Fact of Buyer;

                 16.3.11 A Warrant Agreement executed by an authorized officer or Attorney-in-Fact of Buyer on mutually agreed terms as generally outlined on Exhibit "R";

                 16.3.12      The corporate guaranty referenced in Article 12.3;

                 16.3.13 Evidence of compliance with all applicable governmental and tribal requirements, if any, for the posting of plugging or other applicable bonds relating to the ownership or operation of the Properties; and

                 16.3.14 Such other instruments as necessary to carry out Buyer's obligations under this Agreement.

                            ARTICLE 17. TERMINATION

         17.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

                 17.1.1 By the mutual written agreement of Seller and Buyer;

                 17.1.2 By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any nonappealable final order, decree or judgment of any court or governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein;

                 17.1.3 Notwithstanding anything contained in this Agreement to the contrary, Seller or Buyer may terminate this Agreement if Closing shall not have occurred by February 28, 1998, for reasons other than such party's failure or refusal to perform its obligations under this Agreement.

         17.2 Effect of Termination. If this Agreement is terminated in accordance with Article 17.1, such termination shall be without liability to any party, except return of the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until termination of this Agreement) and performance of the obligations provided in Articles 17.3, 17.4, 17.5, 18.1, 19.3, 19.10, 19.12, 19.14, 19.15 and 19.17 (which provisions shall survive termination of this Agreement). If this Agreement is terminated as a result of Buyer's failure or refusal to perform an obligation hereunder (including without limitation Closing on the Closing Date or such other date as the parties may mutually agree), Seller shall be entitled to retain the Deposit as liquidated damages (and not as a penalty) to reimburse Seller for its out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement. The liquidated damages referenced above shall be Seller's sole and exclusive remedy for such failure or refusal by Buyer, all other remedies being expressly waived by Seller. If this Agreement is terminated as a result of Seller's failure or refusal to perform an obligation hereunder (including without limitation Closing on the Closing Date or such other date as the parties may mutually agree), Buyer shall be entitled to (a) to receive back from Seller the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until termination of this Agreement) and (b) to recover from Seller as liquidated damages (and not as a penalty) an additional amount in cash equal to the sum of the amounts set forth in clause
(a) above, as Buyer's sole and exclusive remedies for such failure or refusal by Seller, all other remedies being expressly waived by Buyer.

         17.3 Dispute over Right to Terminate. If there is a dispute between the parties over either party's right to terminate this Agreement under
Article 17.1 or
otherwise, Closing shall not occur, as scheduled. The party which disputes the other party's right to terminate the Agreement may initiate binding arbitration proceedings in accordance with Article 18.1 within thirty (30) Days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such binding arbitration proceeding. If the party which disputes the termination right does not initiate arbitration to resolve the dispute within the time period specified hereinabove, such party shall be deemed to have waived for all purposes its right to object to or dispute such termination.

         17.4 Return of Documents. If this Agreement is terminated prior to Closing, Buyer shall return Seller all books, records, maps, files, papers and other property in Buyer's possession relating to the transaction contemplated by this Agreement.

         17.5 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement dated the 8th day of July, 1997, by and between Seller and Buyer ("Confidentiality Agreement"), shall remain in full force and effect. If Closing of the transaction contemplated herein occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing).

                            ARTICLE 18. ARBITRATION

         18.1 Arbitration. UNLESS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, ANY AND ALL DISPUTES ARISING UNDER THE TERMS OF OR IN CONNECTION WITH THIS AGREEMENT ("ARBITRABLE DISPUTE") SHALL BE REFERRED TO AND RESOLVED THROUGH THE USE OF BINDING ARBITRATION USING THREE (3) ARBITRATORS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND THE FEDERAL ARBITRATION ACT (TITLE 9 OF THE UNITED STATES
CODE). IF THERE IS ANY INCONSISTENCY BETWEEN SUCH RULES AND ANY STATUTE, SUCH STATUTE SHALL CONTROL THE RIGHTS AND OBLIGATIONS OF THE PARTIES. FURTHER, IF THERE IS ANY INCONSISTENCY BETWEEN THIS ARTICLE AND ANY STATUTE OR SUCH RULES, THE TERMS OF THIS ARTICLE SHALL CONTROL THE RIGHTS AND OBLIGATIONS OF THE PARTIES. ARBITRATION SHALL BE INITIATED WITHIN THE APPLICABLE TIME LIMITS SET FORTH IN THIS AGREEMENT AND NOT THEREAFTER OR IF NO TIME LIMIT IS GIVEN, WITHIN THE TIME PERIOD ALLOWED BY THE APPLICABLE STATUTE OF LIMITATIONS. ARBITRATION SHALL BE INITIATED BY ONE (1) PARTY ("CLAIMANT") SERVING WRITTEN NOTICE ON THE OTHER PARTY ("RESPONDENT") THAT THE CLAIMANT ELECTS TO REFER THE ARBITRABLE DISPUTE TO BINDING ARBITRATION, AND THAT THE CLAIMANT HAS APPOINTED AN ARBITRATOR, WHO SHALL BE IDENTIFIED IN SUCH NOTICE. THE RESPONDENT SHALL RESPOND TO THE CLAIMANT WITHIN THIRTY (30) DAYS AFTER RECEIPT OF CLAIMANT'S NOTICE, IDENTIFYING THE ARBITRATOR RESPONDENT HAS APPOINTED. THE TWO (2) ARBITRATORS SO CHOSEN SHALL SELECT A THIRD ARBITRATOR (WHO MUST HAVE NOT LESS THAN TEN (10) YEARS EXPERIENCE AS AN OIL AND GAS LAWYER) WITHIN THIRTY (30) DAYS AFTER THE SECOND ARBITRATOR HAS BEEN APPOINTED. IF THEY FAIL TO DO SO, EITHER PARTY MAY REQUEST

THE JUDGE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS HAVING GREATEST TENURE, BUT NOT YET ON RETIRED OR SENIOR STATUS, TO APPOINT THE THIRD ARBITRATOR. IF THAT JUDGE FAILS TO DO SO WITHIN THIRTY (30) DAYS, EITHER PARTY MAY REQUEST THE JUDGE OF THAT COURT NEXT SENIOR TO NAME THE THIRD ARBITRATOR, AND IF THAT JUDGE FAILS TO DO SO AFTER TEN (10) DAYS, EITHER PARTY MAY MAKE THE REQUEST OF THE JUDGE OF THAT COURT NEXT SENIOR, AND SO ON, UNTIL THE BOARD OF ARBITRATION IS CONSTITUTED. SELLER SHALL PAY THE COMPENSATION AND EXPENSES OF THE ARBITRATOR NAMED BY OR FOR IT, AND BUYER SHALL PAY THE COMPENSATION AND EXPENSES OF THE ARBITRATOR NAMED BY OR FOR IT. SELLER AND BUYER SHALL EACH PAY ONE-HALF OF THE COMPENSATION AND EXPENSES OF THE THIRD ARBITRATOR. UNLESS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, ALL ARBITRATORS MUST BE NEUTRAL PARTIES WHO HAVE NEVER BEEN OFFICERS, DIRECTORS OR EMPLOYEES OF THE PARTIES OR ANY OF THEIR AFFILIATES. ADDITIONALLY, UNLESS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE TWO (2) ARBITRATORS NAMED BY THE PARTIES MUST HAVE NOT LESS THAN TEN (10) YEARS EXPERIENCE IN THE OIL AND GAS INDUSTRY, AND MUST HAVE A FORMAL EDUCATION IN THE AREA OF DISPUTE (I.E., ACCOUNTING FOR AN ACCOUNTING DISPUTE, ETC.). THE HEARING SHALL BE COMMENCED WITHIN THIRTY (30) DAYS AFTER THE SELECTION OF THE THIRD ARBITRATOR. THE PARTIES AND THE ARBITRATORS SHALL PROCEED DILIGENTLY AND IN GOOD FAITH IN ORDER THAT THE AWARD SHALL BE MADE AS PROMPTLY AS POSSIBLE. THE DECISION OF THE ARBITRATORS SHALL BE BY MAJORITY VOTE IF UNANIMITY IS NOT ATTAINED, SHALL BE RENDERED IN WRITING AND SHALL BE BINDING ON AND NON-APPEALABLE BY THE PARTIES. THE ARBITRATORS SHALL NOT HAVE THE AUTHORITY TO GRANT OR AWARD INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. THE SOLE FORUM FOR THE ARBITRATION SHALL BE HOUSTON, TEXAS AND ALL HEARINGS SHALL BE CONDUCTED IN HOUSTON, TEXAS.


                           ARTICLE 19. MISCELLANEOUS


         19.1 Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by: (a) U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid, (b) hand delivery, or (c) facsimile transmission. Date of service by mail and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

         If to Seller          Amoco Production Company
         by mail:              P.O.  Box 3092
                               Houston, Texas  77253-3092
                               Attn:    General Manager of Business Development
                                        AEGNA Acquisitions and Divestments


         If to Seller by       Amoco Production Company
         hand delivery:        550 WestLake Park Boulevard, 4th floor
                               Houston, Texas  77079
                               Attn:    General Manager of Business Development
                                        AEGNA Acquisitions and Divestments


         If to Seller          Amoco Production Company
         by facsimile:         Number: 281-366-7544
                               Attn:    General Manager of Business Development
                                        AEGNA Acquisitions and Divestments


         If to Buyer           Coho Energy, Inc.
         by mail:              14785 Preston Road, Suite 860
                               Dallas, Texas 75240
                               Attn: Corporate Secretary


         If to Buyer by        Coho Energy, Inc.
         hand delivery:        14785 Preston Road, Suite 860
                               Dallas, Texas 75240
                               Attn: Corporate Secretary


         If to Buyer           Coho Energy, Inc.
         by facsimile:         Number: (972) 991-2257
                               Attn: Corporate Secretary


         19.2 Conveyance Costs. Buyer shall be solely responsible for filing and recording documents related to the transfer of the Properties from Seller to Buyer and for all costs and fees associated therewith, including, without limitation, filing the assignment of the Properties with appropriate federal, state, local and tribal authorities as required by applicable Law. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

         19.3 Brokers' Fees. Buyer has not retained any brokers, agents or finders and none are affiliated with Buyer or authorized to act on behalf of Buyer in this matter. BUYER AGREES TO RELEASE, PROTECT, INDEMNIFY, DEFEND AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ANY COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY BROKER, AGENT OR FINDER CLAIMING BY, THROUGH OR UNDER BUYER. EXCEPT FOR MORGAN STANLEY, SELLER HAS NOT RETAINED ANY BROKERS, AGENTS OR FINDERS AND NONE ARE AFFILIATED WITH SELLER OR AUTHORIZED TO ACT ON BEHALF OF SELLER IN THIS MATTER. SELLER AGREES TO RELEASE, PROTECT, INDEMNIFY, DEFEND AND HOLD BUYER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ANY COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY BROKER, AGENT OR FINDER CLAIMING BY, THROUGH OR UNDER SELLER.

         19.4 Records. Within sixty (60) Days after termination of the Transition Agreement (except as provided below), Seller shall furnish to Buyer all Records which are maintained by Seller; provided however, Seller shall be entitled to retain: (a) copies of any or all such Records, (b) originals of any Records required in connection with litigation or other proceedings pending or threatened against Seller and associated with the Properties, (c) originals of any Records required in connection with the Final Accounting Settlement, (d) originals of any Records required in connection with any transition activities, and/or (e) originals of any Records associated with any retained properties or interests, so long as Seller affords Buyer full access to any such original Records so retained by Seller as reasonably requested by Buyer. Any and all original Records retained by Seller shall be furnished to Buyer within thirty
(30) Days after Seller's reasonable need for said Records ceases. Buyer agrees to maintain the Records received from Seller in accordance herewith for a period of seven (7) years after the Closing and shall afford Seller full access to the Records as reasonably requested by Seller. If Buyer desires to destroy the Records, or any portion thereof, it shall notify Seller prior to such destruction, and provide Seller the opportunity to take possession of the same.

         19.5 Further Assurances. From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not intended by the parties or should not have been conveyed to Buyer (including without limitation, reassignment from Buyer to Seller of any Properties which were conveyed in violation of a valid preferential right to purchase or consent to assignment). From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of, and/or vest Buyer with record title to, the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description. From and after Closing, Buyer and Seller shall each execute, acknowledge and deliver to the other such further instruments and take such further action as may be reasonably requested in order to more effectively assure to the other the full beneficial use and enjoyment of the Properties and otherwise to accomplish the purposes of the transaction contemplated by this Agreement.

         19.6 Survival of Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 10, EXCLUDING THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 10.1, 10.2, 10.3, THE LAST TWO SENTENCES OF 10.6, 10.7, 10.10, AND 10.11 OF THIS AGREEMENT, SHALL TERMINATE ONE (1) YEAR AFTER CLOSING; PROVIDED, HOWEVER, SELLER SHALL REMAIN LIABLE FOR ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES WITH RESPECT TO WHICH BUYER MAKES A CLAIM IN WRITING TO SELLER PRIOR TO THE EXPIRATION OF SUCH ONE-YEAR PERIOD. ALL OTHER REPRESENTATIONS, WARRANTIES, INDEMNITIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT SHALL SURVIVE THE CLOSING INDEFINITELY. THE PARTIES HAVE MADE NO REPRESENTATIONS OR WARRANTIES, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

         19.7 Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

         19.8 No Multiple Recoveries. Notwithstanding anything contained in this Agreement to the contrary, there shall be no multiple recoveries for breach of any representation, warranty or covenant or under any indemnity provision contained in this Agreement or such other documents to be executed and delivered at Closing as provided for in this Agreement related to the same act, event or circumstance.

         19.9 Successors and Assigns. This Agreement shall not be assigned, either in whole or in part, without the express written consent of the non-assigning party, except that Buyer shall have the right, without obtaining the consent of Seller, to assign this Agreement to any direct or indirect wholly-owned subsidiary of Coho Energy, Inc., provided that no such assignment shall release Buyer from any of its obligations under this Agreement. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

         19.10 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

         19.11 Governing Law. THIS AGREEMENT (INCLUDING ADMINISTRATION OF THE BINDING ARBITRATION PROVISION SET FORTH IN ARTICLE 18.1) SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         19.12 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

         19.13 Public Announcements. Neither Seller nor Buyer (including any of their Affiliates in either case) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other party.

         19.14 No Third-Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

         19.15 Waiver of Consumer Rights. AS PARTIAL CONSIDERATION FOR THE PARTIES AGREEING TO ENTER INTO THIS AGREEMENT, THE PARTIES EACH CAN AND DO EXPRESSLY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR ANY OTHER STATE, APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES. IT IS NOT THE INTENT OF THE PARTIES TO WAIVE AND THE PARTIES SHALL NOT WAIVE ANY APPLICABLE LAW OR PROVISION THEREOF WHICH IS PROHIBITED BY LAW FROM BEING WAIVED. THE PARTIES HERETO REPRESENT THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT AND AFTER CONSULTATION WITH AN ATTORNEY OF THEIR OWN SELECTION VOLUNTARILY CONSENT TO THIS WAIVER, AND UNDERSTAND THE RIGHTS BEING WAIVED HEREIN.

         19.16 Not to be Construed Against Drafter. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION





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
CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, INCLUDING WITHOUT LIMITATION THE WAIVERS AND INDEMNITIES IN ARTICLES 4.3, 5.3, 8.11, 19.3, 19.6 AND 19.15. BASED ON SAID REVIEW AND CONSULTATION, THE PARTIES AGREE WITH EACH AND EVERY TERM CONTAINED IN THIS AGREEMENT. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, SHALL NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

         19.17 Tax Deferred Exchange Election. Subject to the following provisions of this Article, either party may elect, by written notice thereof delivered to the other party not less than five (5) Days prior to Closing, to structure the conveyance of the Properties as part of an exchange under Article 1031 of the Internal Revenue Code of 1986, as amended. The parties agree to execute all documents, conveyances or other instruments necessary to effectuate an Article 1031 exchange. Notwithstanding the foregoing, neither party shall be required to enter into any such exchange transaction or to execute any documents, conveyances or other instruments pursuant to which or under which such party will become liable for any materials additional costs of Closing or would become exposed to any material additional liabilities to the other party or to any third parties or take title to any property other than the Properties which are the subject of this Agreement.

         19.18 Conspicuousness of Provisions. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE SET OUT IN "BOLD" SATISFY THE REQUIREMENT OF THE EXPRESS NEGLIGENCE RULE AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

         19.19 Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement.

         19.20 Entire Agreement. This Agreement and the Confidentiality Agreement supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Properties and constitute the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.





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
         The parties have executed this Agreement on the day and year first set forth above.

                                                AMOCO PRODUCTION COMPANY


                                                By:
                                                   ----------------------------

                                                Name:
                                                     --------------------------

                                                Title:  Attorney-in-Fact


                                                COHO ACQUISITIONS COMPANY

                                                By:
                                                   ----------------------------

                                                Name:
                                                     --------------------------

                                                Title: Chief Financial Officer





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